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                                                              Exhibit 4(b)(xiii)



                             ASSIGNMENT OF GUARANTEE

     THIS ASSIGNMENT OF GUARANTEE (this "Assignment") is made as of the 31st day of August, 2001, by and between First Union Corporation, a North Carolina corporation ("First Union"), and Wachovia Corporation, a North Carolina corporation ("Wachovia").

                                    RECITALS

     WHEREAS, Central Fidelity Banks, Inc., a Virginia corporation ("Central Fidelity") and The Bank of New York, a New York banking corporation (the "Guarantee Trustee"), executed and delivered a Guarantee Agreement, dated as of September 4, 1997 (the "Guarantee Agreement");

     WHEREAS, pursuant to the Guarantee Agreement, Central Fidelity irrevocably and unconditionally agreed to pay in full to the holders of certain securities (the "Trust Securities") issued by Central Fidelity Capital Trust I, a Delaware statutory business trust (the "Issuer"), certain payments or distributions, without duplication, with respect to the Trust Securities, to the extent not paid or made by or on behalf of the Issuer;

     WHEREAS, effective on December 15, 1997, a wholly owned subsidiary of Wachovia merged with and into Central Fidelity and Central Fidelity then merged with and into Wachovia, pursuant to the Agreement and Plan of Merger, dated as of June 23, 1997, by Wachovia and Central Fidelity;

     WHEREAS, Wachovia and Central Fidelity executed and delivered an assignment of guarantee as of December 15, 1997, pursuant to which Wachovia agreed to perform the obligations of Central Fidelity under the Guarantee Agreement;

     WHEREAS, effective as of September 1, 2001, Wachovia merged with and into First Union, with First Union as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of April 15, 2001, as amended and restated and otherwise amended or modified, between First Union and Wachovia; and

     WHEREAS, Section 8.01 of the Guarantee Agreement provides that Central Fidelity will not assign its obligations under the Guarantee Agreement unless, among other things, the assignee agrees in writing to perform Central Fidelity's obligations under the Guarantee Agreement.

     NOW, THEREFORE, First Union hereby agrees to perform the obligations of Wachovia as successor to Central Fidelity under the Guarantee Agreement.

     This instrument may be executed in any number of counterparts, each of which is an original, but all such counterparts shall together constitute but one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.

                                        FIRST UNION CORPORATION


                                        By: /s/ Anthony Augliera
                                            ___________________________________
                                        Name: Anthony Augliera
                                        Title: Senior Vice President




                                        WACHOVIA CORPORATION


                                        By: /s/ William M. Watson, Jr.
                                          _____________________________________
                                        Name: William M. Watson, Jr.
                                        Title: Senior Excecutive Vice President
                                               and Secretary